Exhibit 99.2

Boundless Bio & Serapha BioConference Call Script

Operator

Good morning and welcome to the Boundless Bio conference call to discuss the merger of Boundless and Serapha Bio. This call is being recorded for replay at the company’s request. It’s now my pleasure to turn the call over to Monique Allaire, IR representative for Boundless Bio. Please go ahead.

Monique Allaire

Good morning and thank you for joining us for today’s conference call. The link to this webcast is on the Investor’s page of the Boundless Bio corporate website. Before we begin, I would like to remind you that today’s call will include forward-looking statements, which include, but are not limited to, statements regarding the proposed merger, cash dividend and other contemplated transactions. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expected, including those listed at the bottom of the press release issued this morning.

Please refer to Boundless Bio’s filings with the SEC for additional risks and uncertainties. Boundless intends to file a registration statement containing a proxy statement and a prospectus that will have important information about each company and the transaction, which we advise you to read. These filings are available from the SEC at SEC.gov or on the company’s website.

I’ll now turn the conference over to Zachary Hornby, President and Chief Executive Officer of Boundless Bio.

Zachary Hornby, President and CEO, Boundless Bio

Thank you, Monique.

This morning, we announced that Boundless Bio has entered into a merger agreement with Serapha Bio in an all-stock transaction.

I’ll begin today’s call by sharing a bit of the background leading to this transaction and reviewing the details of the proposed merger with Serapha. I’ll then pass the call over to Dr. Emma Wang, Interim Chief Technology Officer of Serapha, who will provide an overview of the company, its strategy and its pipeline.

Over the last several months, concurrent with reviewing incoming clinical data from our BBI-940 program, we conducted a strategic review to evaluate a range of options that would position us to maximize value for our shareholders. These included assessment of our internal pipeline, financing opportunities, and strategic alternatives.

After a thorough review of our clinical data and strategic options by our Board of Directors, the Board unanimously approved the proposed merger. We believe that this transaction with Serapha offers a compelling opportunity for our stockholders to realize both short and long-term value creation through a cash dividend to Boundless’ pre-merger stockholders that I’ll describe shortly.

I believe Boundless shareholders should be excited about this transaction for several reasons. Serapha is a private clinical-stage company co-founded by premier investors, RTW Investments and RA Capital Management. The company has a lead clinical-stage asset that has the potential to be a best-in-class base editor therapy for the treatment of Alpha-1 Antitrypsin Deficiency with strong early clinical data in patients.

Upon the closing of the transaction, the go-forward company’s cash position is expected to provide cash runway into the second half of 2029, through key late-stage clinical inflection points that Emma will go through. This cash position arises from $230 million in proceeds from a completed Series A financing and expected pre-closing equity financing of Serapha with a syndicate of top-tier healthcare specialists and institutional investors. With this capital, we believe Serapha has the ability to execute its strategy through multiple value-driving clinical catalysts.

Under the terms of the merger agreement, the pre-merger Boundless stockholders are expected to own approximately 3.7% of the combined company. Boundless also expects to pay a cash dividend to pre-merger Boundless stockholders of approximately $44 to 48million immediately prior to the closing of the merger. Pre-merger Serapha stockholders, including the investors participating in the pre-closing financing, are expected to own approximately 96.3% of the combined company.

Following the close of the proposed transaction, the combined company is expected to operate under the name Serapha Bio Incorporated and to begin trading on Nasdaq under the ticker symbol AATD, subject to Nasdaq approval. We expect the merger transaction to close in the 4th quarter of 2026, subject to Boundless stockholder approval and customary closing conditions.

We at Boundless have been impressed with Serapha’s outstanding medical science and the quality of its scientific leadership. We believe in their ability to deliver on their pipeline strategy.

On behalf of the Boundless team, I would like to extend my sincere thanks to our employees for their diligent efforts on our science and programs, to the patients and investigators that participated in our trials, and to our stockholders, advisors, and Board of Directors who have supported us along the way.

As part of our transition planning and our focus on efficient operations through close, I will be stepping down from my role as CEO, President and Director, effective July 1, with our Chief Legal Officer, Jessica Oien, serving as principal executive officer through the transition.

With that, I’m pleased to introduce Dr. Emma Wang, Interim Chief Technology Officer of Serapha Bio.

Emma Wang, Interim CTO, Serapha Bio

Thank you Zach for the introduction. On behalf of Serapha, I want to thank you and the Boundless team for your partnership as we embark on this exciting transaction.

Today, we are thrilled to introduce Serapha Bio and announce our planned merger with Boundless Bio. At Serapha, we are driven to develop transformative therapies to address the profound unmet need in AATD.

To that end, we are working to assemble a deeply experienced team of gene editing drug developers who are dedicated to advancing durable, disease-modifying therapies. Our company is singularly focused on advancing a potentially best-in-class in vivo base-editing therapy targeting the SERPINA1 E342K mutation, also known as the PiZ allele, for the treatment of both pulmonary and hepatic disease manifestations in AATD. AATD represents an area of significant unmet need, particularly for patients with the PiZZ genotype, or those who are homozygous for the PiZ allele, with advanced lung and liver disease who are inadequately served by current protein replacement approaches.

Our lead asset SERP-01, known as YOLT-202 in Greater China, is an investigational in vivo base-editing therapeutic in-licensed from YolTech Therapeutics, a Shanghai-based gene editing company. Through this agreement, Serapha has obtained ex-China rights to develop SERP-01 for AATD. SERP-01 employs YolTech’s proprietary adenine base editor delivered via an optimized lipid nanoparticle formulation designed for efficient hepatocyte targeting, to make a precise single-nucleotide correction at the SERPINA1 E342K locus. This correction is designed to address both liver and lung disease manifestations and restore circulating AAT to therapeutically meaningful levels with a single administration. SERP-01 is currently being evaluated in an ongoing investigator-initiated trial, or IIT, in China by YolTech, and data from that study, which we will describe further, have informed our conviction in the program’s differentiated potential.

AATD is one of the most common serious hereditary disorders in populations of Northern European ancestry, with the PiZZ homozygous genotype affecting up to 100,000 individuals in the United States alone, with a significant portion of the patient population being undiagnosed. Progressive obstructive lung disease and chronic liver disease, including fibrosis and cirrhosis, represent the two dominant disease manifestations. The current standard of care for patients with severe pulmonary disease is intravenous AAT augmentation therapy, a burdensome, lifelong infusion regimen that only modestly slows emphysema progression and does not address liver disease. There are no approved therapies that directly correct the underlying genetic defect, and patients with advanced liver disease have no disease-modifying options short of transplantation. We believe a genomic correction therapy is uniquely positioned to address this critical unmet need across both organ manifestations simultaneously.

Because AATD is driven by a single predominant point mutation, this disease is ideally suited to a precise base-editing approach that corrects the single nucleotide, converting the mutant Z-AAT protein to normal or wildtype M-AAT protein. Importantly, SERP-01 has already generated early first-in-human clinical data supporting this compelling approach. In the ongoing China IIT, all three patients dosed at 45 mg have demonstrated restoration of serum M-AAT protein at levels above the accepted protective threshold of 11 µM after week 4, with levels remaining above this threshold through week 22 for one of the patients. One patient received a liver biopsy after SERP-01 therapy, and sequencing of this patient’s liver tissue found there to be no bystander edits. The produced M-AAT protein is the normal or the wildtype form. As of the latest data cutoff, YOLT-202 has been generally well tolerated, with only mild and transient liver enzyme elevations that resolved without intervention.

In parallel with YolTech’s ongoing IIT in China, Serapha intends to advance SERP-01 in the United States and Europe, including CMC technology transfer and initiation of a Phase 2 open-label study in patients at the optimal biologically active dose towards the end of this year. SERP-01 has received Orphan Drug Designation and Regenerative Medicine Advanced Therapy Designation from the FDA, which we believe reflects recognition of the program’s potential to address a serious unmet need with early clinical evidence. We believe the addressable market across the pulmonary and hepatic manifestations of AATD represents a substantial global commercial opportunity. The differentiated target product profile of SERP-01, with its evidence of durable AAT restoration and favorable safety data including lack of observed bystander edits to date, could offer a meaningfully superior alternative to lifelong augmentation therapy for this patient population.

In conclusion, we are excited to advance SERP-01 through the planned merger with Boundless Bio and with the support of our exceptional investor syndicate. We believe this program represents a potential breakthrough for patients living with AATD and a compelling value creation opportunity for our combined shareholder base. We look forward to working closely with the Boundless team in the months ahead to prepare for the successful completion of this merger. With that, I will conclude my remarks and hand the call back to the operator. Thank you for joining.